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                      [JONES, JENSEN & COMPANY LETTERHEAD]

                                                                      EXHIBIT 16

October 16, 1998

Securities and Exchange Commission
Washington, DC

RE: Kaire International, Inc.

Dear Sir:

    We are the former independent auditors for Kaire International, Inc. Under the provisions of Regulation S-K Section229.304 we were dismissed from the engagement in August 1996. We have reviewed the disclosures made by Kaire International, Inc.

    The statements made by the Company with respect to our firm, the reason for our dismissal, our engagement and financial statement presentation are accurate to the best of our knowledge.

Sincerely,
/s/ JONES, JENSEN & COMPANY
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Jones, Jensen & Company

cc:  Mark Woodburn, Kaire International, Inc.